Exhibit 1.01

Sealed Air Corporation

Conflict Minerals Report

For the Year Ended December 31, 2022

Introduction

This Conflict Minerals Report has been prepared pursuant to Rule 13p-1 of the Securities Exchange Act of 1934, as amended (the “Rule”), for the reporting period from January 1 to December 31, 2022 (the “Report Year”). This Conflict Minerals Report describes Sealed Air Corporation’s (“Sealed Air,” the “Company,” “we,” “our,” or “us”) reasonable country of origin inquiry (“RCOI”) and due diligence on the source and chain of custody of gold, columbite-tantalite (coltan), cassiterite, wolframite, or their derivatives, which are limited to tantalum, tin and tungsten (“3TG” or “Conflict Minerals”) that are necessary to the production or functionality of products that Sealed Air manufactured or contracted to manufacture during the Report Year. We are several steps removed from the mining and processing of the 3TG used in the components for our products. Accordingly, our due diligence process focused on our suppliers, and we rely on them to assist with both our RCOI and due diligence process, including the identification of smelters or refiners (“SORs”) in the supply chain and the countries of origin of 3TG sourced by the identified SORs.

The information in this report covers the activities of Sealed Air and all of its consolidated subsidiaries.

Company Overview

Sealed Air, a corporation organized under the laws of Delaware, is a leading global provider of packaging solutions integrating high-performance materials, automation, equipment and services. Sealed Air designs and delivers packaging solutions that preserve food, protect goods, automate packaging processes, and enable e-commerce and digital connectivity for packaged goods. Our packaging solutions are designed to help customers automate their operations to be increasingly touchless and more resilient, safer, less wasteful, and enhance brand engagement with consumers. We deliver our packaging solutions to an array of end markets including fresh proteins, foods, fluids, medical and healthcare, e-commerce, logistics and omnichannel fulfillment operations, and industrials.

We serve customers across 120 countries/territories directly and through a diversified distribution network. We aim to deliver savings to our customers and accelerate payback on their investments. We invest in technology and innovation that transform our industry toward a more sustainable future.

Our portfolio of solutions includes leading brands such as CRYOVAC® brand food packaging, LIQUIBOX® fluids and liquids systems, SEALED AIR® brand protective packaging, AUTOBAG® brand automated packaging, BUBBLE WRAP® brand packaging, SEE Touchless Automation™ solutions and prismiq™ digital packaging and printing.

Product Description

This Conflict Minerals Report relates to products (i) for which 3TGs are necessary to the functionality or production of that product; (ii) that were manufactured, or contracted to be manufactured, by the Company; and (iii) for which the manufacture was completed during the Report Year. Through a screening process, the Company determined that, to the best of our knowledge, customer equipment and other select products of the Company, referred to collectively as the “Covered Products,” contain 3TG or have a high likelihood of containing 3TG, as these products contain electronic components. More specifically, the “Covered Products” may contain necessary 3TGs as follows:

•	Tantalum, used in capacitors and certain alloys;

•	Tin, used in soldered components;

•	Tungsten, used in coatings and certain alloys; and

•	Gold, used in circuit boards and electronic components.

Supply Chain

Our supply chain includes 660 different in-scope suppliers. Because of our size, the complexity of our products, and the depth, breadth, and constant evolution of our supply chain, it is challenging to identify actors upstream from our direct suppliers. There are many tiers of suppliers and sub-suppliers between the Company and the SORs that process the 3TG that is contained in each particular product manufactured or contracted to be manufactured by Sealed Air. Therefore, it is inherently difficult to determine the ultimate source of 3TG in the products we manufacture. As a result, we rely on our direct suppliers to provide information on the origin of the 3TG contained in components and materials supplied to us—including sources of 3TG that are supplied to them from lower tier suppliers.

We maintain contract terms applicable to the majority of our suppliers with regard to 3TG. Those terms require suppliers to certify that, unless otherwise specified in writing, the products do not contain any 3TG, and further require that the suppliers respond to reasonable requests from the Company in connection with its compliance with Section 1502 of the Dodd-Frank Act.

Reasonable Country of Origin Inquiry

We conducted a RCOI reasonably designed to determine whether the 3TG in our products in the Report Year originated from the Covered Countries or are from recycled or scrap sources in accordance with the requirements of the Rule. The Covered Countries are the Democratic Republic of the Congo (“DRC”) and its adjoining countries (Angola, Burundi, Republic of the Congo, Central African Republic, Rwanda, South Sudan, Tanzania, Uganda and Zambia). As part of its RCOI, and with the assistance of a third-party consultant, Assent Inc. (“Assent”), the Company engaged its potential 3TG suppliers to collect information regarding the presence and sourcing of 3TG in its products. Suppliers were asked to complete and submit, within a certain time frame, the joint Electronic Industry Citizen Coalition (“EICC”) and Global e-Sustainability Initiative (“GeSI”) EICC-GeSI Conflict Minerals Reporting Template v. 6.10 or higher (“CMRT”) via the Assent Compliance Manager (ACM), a SaaS platform provided by Assent that enables its users to complete and track supplier communications as well as allow suppliers to upload completed CMRTs directly to the platform for assessment and management. The CMRT is a standardized reporting template developed by the Responsible Minerals Initiative (“RMI”) that requests, among other things, information regarding country of origin of 3TG supplied to the Company and the SORs in the supply chain. Assent followed up with all unresponsive suppliers through a defined process via both automated emails and one-on-one emails, including offering assistance and training and education to guide suppliers on best practices of this template, as well as the requirements of the Rule and the Company’s expectations. Based on the RCOI, Sealed Air determined that certain of our 3TG likely originated in the Covered Countries and did not come from 100% recycled or scrap sources. Accordingly, Sealed Air exercised due diligence on the source and chain of custody of such 3TG and is filing this Conflict Minerals Report for the Report Year.

Due Diligence

Design of Due Diligence

Sealed Air designed its due diligence process to conform with the due diligence framework in the Organization of Economic Co-operation and Development Due Diligence (“OECD”) Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Third Edition and related Supplements on Tin, Tantalum and Tungsten and on Gold (collectively the “OECD Guidance”). The OECD Guidance identifies five steps for due diligence that should be implemented and provides guidance as to how to achieve each step. We developed our due diligence process to address each of these five steps, namely:

1.	Establishing strong company management systems regarding conflict minerals;

2.	Identifying and assessing risks in our supply chain;

3.	Designing and implementing a strategy to respond to identified risks in our supply chain;

4.	Utilizing independent third-party audits of supply chain diligence; and

5.	Publicly reporting on our supply chain due diligence.

Step One - Establish Strong Company Management Systems

Conflict Minerals Policy

We have adopted a Conflict Minerals Policy, which is posted on our website at sealedair.com/company/our-company/ethics-compliance.

Internal Team and Training

The Company has established an internal management team responsible for executing our Conflict Minerals due diligence process and reporting compliance. Our Conflict Minerals team is overseen by the General Counsel and the Chief Manufacturing & Supply Chain Officer and a team of subject matter experts from relevant functions such as quality, supply chain, operations, finance and legal. The team of subject matter experts is responsible for implementing our Conflict Minerals compliance strategy. Senior management is briefed about the results of our due diligence efforts on a regular basis.

We, in cooperation with Assent, have developed internal training programs to educate anyone within the Company who is a potential contact point for suppliers or other external parties regarding the Company’s Conflict Minerals compliance efforts. We intend to review our training programs at least annually to make sure they are continuously aligned with current regulations, our initiatives, and the tools we use.

Control Systems

As previously noted, the Company engaged Assent to facilitate supplier engagement and assist the Company in collecting, analyzing, verifying, and storing supplier-provided data and performing due diligence for the Conflict Minerals program. Data regarding the presence and sourcing of 3TG in materials, goods and components supplied to the Company was collected from suppliers utilizing the CMRT, a standardized reporting template developed by the RMI.

Our controls also include our Code of Conduct, which outlines expected behaviors for all our employees.

Supplier Engagement

We rely on our direct suppliers to provide information on the origin of the 3TG contained in components and materials supplied to us - including sources of 3TG that are supplied to them from lower tier suppliers.

In accordance with the OECD requirement to strengthen engagement with suppliers, we have, in cooperation with Assent, provided educational materials to suppliers on the Conflict Minerals regulations as well as relevant SEC reporting requirements (as discussed further below). In addition, we have leveraged our existing communications framework, specifically through our procurement personnel, to encourage supplier interactions with Assent and to impress on our suppliers the importance of completing the Conflict Minerals surveys. It has also allowed for our supplier communications to be more focused and to ensure expectations are clear.

Additionally, as noted, the majority of our supplier contracts require suppliers to certify that, unless otherwise specified in writing, the products do not contain any 3TG, and further require that the suppliers respond to reasonable requests from the Company in connection with its compliance with Section 1502 of the Dodd-Frank Act.

We put a strong emphasis on supplier education and training. To accomplish this, we utilized Assent’s Learning Management System, Assent University, and provided all in-scope suppliers access to their Conflict Minerals training course. This training is tracked and evaluated based on completion. All suppliers are encouraged to complete all modules within this course.

Grievance Mechanism

We have in place a grievance mechanism whereby employees and suppliers can report violations of the Company’s policies, including concerns with regard to Conflict Minerals. Employees and suppliers can raise concerns by emailing at contact.us@sealedair.com.

Records Maintenance

We have retained all relevant documentation from our RCOI and due diligence. Our policy related to relevant documentation of our Conflict Minerals compliance process requires that documentation be retained for a period of at least five years. All of the information and findings from this process is stored in a database that can be audited by internal or external parties.

Step Two - Identify and Assess Risk in Our Supply Chain

Supplier Risk Assessment

Because of our size, the complexity of our products, and the depth, breadth, and constant evolution of our supply chain, it is challenging for us to identify suppliers other than our direct suppliers. After conducting a risk-based assessment of our direct suppliers, we identified over 660 different in-scope direct suppliers. We rely on suppliers whose materials or components contain 3TG to provide us with information about the source of 3TG contained in those materials or components. Our direct suppliers similarly rely upon information provided by their suppliers. Many of the largest suppliers either are SEC registrants and subject to the Rule or are suppliers to other SEC registrants that are subject to the Rule.

We calculate supplier risk based on the chances that a supplier provides 3TG that may originate from non-conflict free sources. The value of this risk is calculated based on the risk ratings of the SORs declared by that supplier on their CMRT. Additionally, suppliers are evaluated on program strength (further assisting in identifying risk in the supply chain). Evaluating and tracking the strength of the program can assist in making key risk mitigation decisions as the program progresses. The criteria used to evaluate the strength of the supplier’s program are their answers to questions A, E, G and H on the Declaration tab of the CMRT:

•	Does the supplier have a policy in place that includes DRC conflict-free sourcing?

•	Has the supplier implemented due diligence measures for conflict-free sourcing?

•	Does the supplier verify due diligence information received from its suppliers?

•	Does the supplier’s verification process include corrective action management?

When a supplier meets these criteria, the supplier is deemed to have a strong program. When a supplier does not meet these criteria, the supplier is deemed to have a weak program.

As part of our risk management plan and to ensure suppliers understand our expectations, we have, through Assent, provided video and written training on Conflict Minerals and the CMRT. This training includes instructions on completing the form and one-on-one email and phone discussions with supplier personnel.

Supplier Surveys

Tracing materials back to their mine or location of origin is a complex aspect of responsible sourcing in our supply chain. We have determined that seeking information about 3TG SORs in our supply chain represents the most reasonable effort we can make to determine the mines or locations of origin of the 3TG in our supply chain.

Our primary means of determining the origin of our 3TG for the Report Year was by conducting a supply chain survey to our direct suppliers using the CMRT. This supply chain survey, and Sealed Air’s Conflict Minerals program as a whole, has been developed and implemented in cooperation with Assent.

Assent provided each supplier a copy of the EICC-GeSI reporting CMRT to complete for purposes of Conflict Minerals tracking. Assent and/or members of the Sealed Air supply chain team made at least three follow-up inquiries to each supplier that did not respond to our initial survey, either by phone or email or both. The Assent software platform automatically reviewed the responses against criteria developed to determine which required further engagement with our suppliers. These criteria included incomplete responses as well as inconsistencies within the data reported in the CMRT. Assent worked directly with those suppliers to provide revised responses.

Once surveys were returned, Assent reviewed and attempted to match each verified SOR identified in the completed surveys to available lists of SORs that have been validated as conflict free under internationally recognized schemes such as the RMI Conflict-Free Smelter Program (“RMAP”). If a SOR was not validated by the RMAP, Assent either attempted to contact the SOR to gather more information about its sourcing practices or conducted Internet research to determine whether there are any additional publicly available sources of information regarding the SOR’s sourcing practices.

In accordance with OECD Guidelines, it is important to identify and assess risks associated with 3TGs in the supply chain. Risks were identified by assessing the due diligence practices of smelters and refiners identified in the supply chain by upstream suppliers that listed mineral processing facilities on their CMRT declarations. Assent compared these facilities listed in the responses to the list of smelters and refiners maintained by the RMI to ensure that the facilities met the RMI definition of a 3TG processing facility that was operational during the Report Year.

In order to assess the risk that any of these smelters posed to our supply chain, Assent determined if the smelter had been audited against a standard in conformance with the OECD Guidance, such as the RMAP. We do not typically have a direct relationship with 3TG smelters and refiners and do not perform direct audits of these entities within our supply chain. Smelters that have completed an RMAP audit are considered to be DRC conflict free. In cases where the smelter’s due diligence practices have not been audited against the RMAP standard, a potential supply chain risk exists.

As of May 12, 2023, we have validated 343 smelters or refiners and are working to validate the additional smelter entries from the submitted CMRTs. Due to the provision of primarily supplier-level CMRTs, we cannot definitely determine their connection to the Covered Products.

Each facility that meets the RMI definition of a smelter or refiner of a 3TG mineral is assessed according to smelter of interest indicators defined in the OECD Guidance. Assent uses numerous factors to determine the level of risk that each smelter poses to the supply chain by identifying smelters of interest. These factors include:

•	Geographic proximity to the DRC and covered countries;

•	Known mineral source country of origin;

•	Responsible Minerals Assurance Process (RMAP) audit status;

•	Credible evidence of unethical or conflict sourcing; and

•	Peer Assessments conducted by credible third-party sources.

Based on these criteria the following facilities have been identified as smelters of interest in their supply chain:

•	African Gold Refinery Limited (AGR) – CID003185

•	Artek LLC – CID003553

•	Fidelity Printers and Refiners – CID002515

•	Hydrometallurg, JSC – CID002649

•	Industrial Refining Company - CID002587

•	JSC “Kirovgrad Hard Alloys Plant” – CID003408

•	JSC Ekaterinburg Non-Ferrous Metal Processing Plant – CID000927

•	JSC Novosibirsk Refinery – CID000493

•	JSC Uralectromed – CID000929

•	Kaloti Precious Metals - CID002563

•	Kyshtym Copper-Electrolytic Plant ZEO – CID002865

•	LLC Vostok – CID003643

•	Moliren Ltd. – CID002845

•	Moscow Special Allows Processing Plant – CID001204

•	Novosibirsk Tin Combine – CID001305

•	NPP Tyazhmetprom LLC – CID003416

•	OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastsvetmet) – CID001326

•	OOO “Technolom” 1 – CID003614

•	OOO “Technolom” 2 – CID003612

•	Prioksky Plant of Non-Ferrous Metals – CID001386

•	SOE Shyolkovsky Factory of Secondary Precious Metals – CID001756

•	Solikamsk Magnesium Works OAO – CID001769

•	Sudan Gold Refinery - CID002567

•	Unecha Refactory metals plant – CID002724

As part of our risk management plan under the OECD Guidance, when these facilities were reported on a CMRT by one of the suppliers surveyed, risk mitigation activities are initiated. Through Assent, submissions that include any of the above facilities immediately produce a receipt instructing the supplier to take their own risk mitigation actions, including submission of a product specific CMRT to better identify the connection to products that they supply to Sealed Air, and escalating up to removal of these smelters of interest from their supply chain.

As per the OECD Guidance, risk mitigation will depend on the supplier’s specific context. Suppliers are given clear performance objectives within reasonable timeframes with the ultimate goal of progressive elimination of these smelters of interest from the supply chain. In addition, suppliers are guided to the Assent University learning platform to engage in educational materials on mitigating the risk of smelters or refiners on the supply chain.

Step Three - Design and Implement a Strategy to Respond to Risks

The Company maintains a risk management plan to respond to risks identified in the above-described risk assessment. The Company’s Conflict Minerals program is implemented, managed and monitored in accordance with this risk management plan.

The Company’s Conflict Minerals team provides updates to senior management of the Company in connection with the Conflict Minerals Program, including with regard to risk assessment and results of the annual due diligence process.

As described in our Conflict Minerals policy, we expect our suppliers to fully support our compliance efforts, including in connection with our due diligence efforts to trace the source and chain of custody of our 3TG. As part of our risk management plan, to ensure suppliers understand our expectations, we provided both video recorded training and documented instructions through Assent, and answered all questions that suppliers requiring further clarification presented to us.

Step Four - Carry out Independent Third-Party Audit of Supply Chain Due Diligence at Identified Points in the Supply Chain

Sealed Air does not have a direct relationship with 3TG SORs and, accordingly, we do not perform direct audits of these entities in our supply chain. Rather, Sealed Air relies on independent third parties to audit and validate SORs.

Step Five - Report on Supply Chain Due Diligence

This Conflict Minerals Report is being filed with the SEC as an exhibit to our specialized disclosure report on Form SD and is available on our website at ir.sealedair.com/reports-filings/sec-filings.

Due Diligence Results

As a result of the due diligence efforts described above, we received completed CMRTs from 53.2% of our in-scope direct suppliers as of May 12, 2023. Appendix A lists the SORs identified by our direct suppliers that may have been used to process 3TGs necessary to the functionality or production of our products during the Report Year. For all responses that indicated a SOR, Assent compared the facilities listed to the list of SORs maintained by the RMI. If a supplier indicated that the facility was “Conflict-Free,” Assent confirmed that the name was listed by RMI as such. We have validated 343 SORs to date and we are working to validate the additional SOR entries from the submitted CMRTs. We have not listed in Appendix A any potential SORs that we have not been able to validate. Based on the SOR lists provided by suppliers via the CMRTs and publicly available information regarding the results of sourcing audits by the RMI, we have identified 222 RMAP Conformant SORs. Appendix B includes an aggregated list of the countries of origin from which the reported facilities collectively source 3TGs, based on information provided by our suppliers.

The information that we received from a majority of our direct suppliers was at a company-wide level. Therefore, the SORs identified by our direct suppliers contained in Appendix A may include SORs that processed 3TGs that our direct suppliers supplied to their other customers rather than to us. As a result, we are unable to conclusively determine whether the SORs included in Appendix A were used to process the 3TGs necessary to the functionality or production of our products during the Report Year. Because of this uncertainty, we are also unable to conclusively determine whether each of the countries of origin listed in Appendix B was a country of origin of 3TGs in our products during the Report Year, and therefore are unable to conclusively determine the source and chain of custody of those 3TGs. In addition, the third-party audits conducted by the RMI, and the information that we receive from our direct suppliers may yield inaccurate or incomplete information. For example, the information received from our direct suppliers may be incomplete because they may not have received accurate and complete 3TG information from all of the suppliers in their own supply chain. We also do not have access to audit reports or detailed findings of the third-party audits conducted as part of the RMI Responsible Minerals Assurance Process and, as a result, are not responsible for the quality of these audits or the audit findings.

Risk Mitigation Efforts

We have taken, and intend to continue to take, the following steps to mitigate the risk that 3TG contained in products we manufacture or contract to manufacture benefit armed groups:

•	Track and add new suppliers as they enter Sealed Air’s supply chain to the Company’s Conflict Minerals program;

•	Engage with suppliers and direct them to training resources to attempt to increase the response rate and improve the content of the supplier survey responses;

•	Begin a targeted engagement plan with suppliers that do not reply or that reply with inaccurate or invalid responses; and

•	Encourage suppliers to use conflict-free SORs in the supply chain.

Understanding the risks associated with the smelters and refiners potentially providing material into our supply chain is an important part of the due diligence process. Through Assent, ongoing analysis is conducted by Assent’s smelter library manager to assess sourcing risk. This information is used to:

•	Provide supplier feedback;

•	Determine the health of the Company’s overall program;

•	Conduct outreach to smelters, refiners and their respective associations; and

•	Support the analysis in this report.

Forward-Looking Statements

This Conflict Minerals Report contains forward-looking statements that express certain beliefs, expectations or intentions, including with regard to our compliance efforts and expected actions in this regard. The words “expect,” “intend,” “plan,” “believe,” and “anticipate” and similar expressions may be used to identify these forward-looking statements. These statements are not guarantees of future actions or performance and are subject to various risks, uncertainties and assumptions. Undue reliance should be not be placed on these statements, which are only effective as of the date of this report. Sealed Air undertakes no obligation to publicly update or revise any forward-looking statement, other than as required by law.

Appendix A

Metal	Smelter Name	Smelter Facility Location

Gold	Advanced Chemical Company	United States of America

Gold	Aida Chemical Industries Co., Ltd.	Japan

Gold	Agosi AG	Germany

Gold	Almalyk Mining and Metallurgical Complex (AMMC)	Uzbekistan

Gold	AngloGold Ashanti Corrego do Sitio Mineracao	Brazil

Gold	Argor-Heraeus S.A.	Switzerland

Gold	Asahi Pretec Corp.	Japan

Gold	Asaka Riken Co., Ltd.	Japan

Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	Turkey

Gold	Aurubis AG	Germany

Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	Philippines

Gold	Boliden AB	Sweden

Gold	C. Hafner GmbH + Co. KG	Germany

Gold	Caridad	Mexico

Gold	CCR Refinery - Glencore Canada Corporation	Canada

Gold	Cendres + Metaux S.A.	Switzerland

Gold	Yunnan Copper Industry Co., Ltd.	China

Gold	Chimet S.p.A.	Italy

Gold	Chugai Mining	Japan

Gold	Daye Non-Ferrous Metals Mining Ltd.	China

Gold	DSC (Do Sung Corporation)	Republic of Korea

Gold	Dowa	Japan

Gold	Eco-System Recycling Co., Ltd. East Plant	Japan

Gold	JSC Novosibirsk Refinery	Russian Federation

Gold	Refinery of Seemine Gold Co., Ltd.	China

Gold	Guoda Safina High-Tech Environmental Refinery Co., Ltd.	China

Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.	China

Gold	LT Metal Ltd.	Republic of Korea

Gold	Heimerle + Meule GmbH	Germany

Gold	Heraeus Metals Hong Kong Ltd.	China

Gold	Heraeus Germany GmbH Co. KG	Germany

Gold	Hunan Chenzhou Mining Co., Ltd.	China

Gold	Hunan Guiyang yinxing Nonferrous Smelting Co., Ltd.	China

Gold	HwaSeong CJ CO., LTD.	Republic of Korea

Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	China

Gold	Ishifuku Metal Industry Co., Ltd.	Japan

Gold	Istanbul Gold Refinery	Turkey

Gold	Japan Mint	Japan

Gold	Jiangxi Copper Co., Ltd.	China

Gold	Asahi Refining USA Inc.	United States of America

Gold	Asahi Refining Canada Ltd.	Canada

Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	Russian Federation

Gold	JSC Uralelectromed	Russian Federation

Gold	JX Nippon Mining & Metals Co., Ltd.	Japan

Gold	Kazakhmys Smelting LLC	Kazakhstan

Gold	Kazzinc	Kazakhstan

Gold	Kennecott Utah Copper LLC	United States of America

Gold	Kojima Chemicals Co., Ltd.	Japan

Gold	Kyrgyzaltyn JSC	Kyrgyzstan

Gold	L’azurde Company For Jewelry	Saudi Arabia

Gold	Lingbao Gold Co., Ltd.	China

Gold	Lingbao Jinyuan Tonghui Refinery Co., Ltd.	China

Gold	LS-NIKKO Copper Inc.	Republic of Korea

Gold	Luoyang Zijin Yinhui Gold Refinery Co., Ltd.	China

Gold	Materion	United States of America

Gold	Matsuda Sangyo Co., Ltd.	Japan

Gold	Metalor Technologies (Suzhou) Ltd.	China

Gold	Metalor Technologies (Hong Kong) Ltd.	China

Gold	Metalor Technologies (Singapore) Pte., Ltd.	Singapore

Gold	Metalor Technologies S.A.	Switzerland

Gold	Metalor USA Refining Corporation	United States of America

Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	Mexico

Gold	Mitsubishi Materials Corporation	Japan

Gold	Mitsui Mining and Smelting Co., Ltd.	Japan

Gold	Moscow Special Alloys Processing Plant	Russian Federation

Gold	Nadir Metal Rafineri San. Ve Tic. A.S.	Turkey

Gold	Navoi Mining and Metallurgical Combinat	Uzbekistan

Gold	Nihon Material Co., Ltd.	Japan

Gold	Ohura Precious Metal Industry Co., Ltd.	Japan

Gold	OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastsvetmet)	Russian Federation

Gold	MKS PAMP SA	Switzerland

Gold	Penglai Penggang Gold Industry Co., Ltd.	China

Gold	Prioksky Plant of Non-Ferrous Metals	Russian Federation

Gold	PT Aneka Tambang (Persero) Tbk	Indonesia

Gold	PX Precinox S.A.	Switzerland

Gold	Rand Refinery (Pty) Ltd.	South Africa

Gold	Royal Canadian Mint	Canada

Gold	Sabin Metal Corp.	United States of America

Gold	Samduck Precious Metals	Republic of Korea

Gold	Samwon Metals Corp.	Republic of Korea

Gold	SEMPSA Joyeria Plateria S.A.	Spain

Gold	Shandong Tiancheng Biological Gold Industrial Co., Ltd.	China

Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	China

Gold	Sichuan Tianze Precious Metals Co., Ltd.	China

Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	Russian Federation

Gold	Solar Applied Materials Technology Corp.	Taiwan, Province Of China

Gold	Sumitomo Metal Mining Co., Ltd.	Japan

Gold	Super Dragon Technology Co., Ltd.	Taiwan, Province Of China

Gold	Tanaka Kikinzoku Kogyo K.K.	Japan

Gold	Great Wall Precious Metals Co., Ltd. of CBPM	China

Gold	Shandong Gold Smelting Co., Ltd.	China

Gold	Tokuriki Honten Co., Ltd.	Japan

Gold	Tongling Nonferrous Metals Group Co., Ltd.	China

Gold	Torecom	Republic of Korea

Gold	Umicore S.A. Business Unit Precious Metals Refining	Belgium

Gold	United Precious Metal Refining, Inc.	United States of America

Gold	Valcambi S.A.	Switzerland

Gold	Western Australian Mint (T/a The Perth Mint)	Australia

Gold	Yamakin Co., Ltd.	Japan

Gold	Yokohama Metal Co., Ltd.	Japan

Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	China

Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	China

Gold	Morris and Watson	New Zealand

Gold	SAFINA A.S.	Czechia

Gold	Guangdong Jinding Gold Limited	China

Gold	Umicore Precious Metals Thailand	Thailand

Gold	Geib Refining Corporation	United States of America

Gold	MMTC-PAMP India Pvt., Ltd.	India

Gold	KGHM Polska Miedz Spolka Akcyjna	Poland

Gold	Fidelity Printers and Refiners Ltd.	Zimbabwe

Gold	Singway Technology Co., Ltd.	Taiwan, Province Of China

Gold	Shandong Humon Smelting Co., Ltd.	China

Gold	Shenzhen Zhonghenglong Real Industry Co., Ltd.	China

Gold	Al Etihad Gold Refinery DMCC	United Arab Emirates

Gold	Emirates Gold DMCC	United Arab Emirates

Gold	International Precious Metal Refiners	United Arab Emirates

Gold	Kaloti Precious Metals	United Arab Emirates

Gold	Sudan Gold Refinery	Sudan

Gold	T.C.A S.p.A	Italy

Gold	REMONDIS PMR B.V.	Netherlands

Gold	Fujairah Gold FZC	United Arab Emirates

Gold	Industrial Refining Company	Belgium

Gold	Shirpur Gold Refinery Ltd.	India

Gold	Korea Zinc Co., Ltd.	Republic of Korea,

Gold	Marsam Metals	Brazil

Gold	TOO Tau-Ken-Altyn	Kazakhstan

Gold	Abington Reldan Metals, LLC	United States of America

Gold	Shenzhen CuiLu Gold Co., Ltd.	China

Gold	Albino Mountinho Lda.	Portugal

Gold	SAAMP	France

Gold	L’Orfebre S.A.	Andorra

Gold	8853 S.p.A.	Italy

Gold	Italpreziosi	Italy

Gold	WIELAND Edelmetalle GmbH	Germany

Gold	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH	Austria

Gold	AU Traders and Refiners	South Africa

Gold	GGC Gujrat Gold Centre Pvt. Ltd.	India

Gold	Sai Refinery	India

Gold	Modeltech Sdn Bhd	Malaysia

Gold	Bangalore Refinery	India

Gold	Kyshtym Copper-Electrolytic Plant ZAO	Russian Federation

Gold	Degussa Sonne / Mond Goldhandel GmbH	Germany

Gold	Pease & Curren	United States of America

Gold	JALAN & Company	India

Gold	SungEel HiMetal Co., Ltd.	Republic of Korea

Gold	Planta Recuperadora de Metales SpA	Chile

Gold	ABC Refinery Pty Ltd.	Australia

Gold	Safimet S.p.A	Italy

Gold	State Research Institute Center for Physical Sciences and Technology	Lithuania

Gold	African Gold Refinery	Uganda

Gold	Gold Coast Refinery	Ghana

Gold	NH Recytech Company	Republic of Korea

Gold	QG Refining, LLC	United States of America

Gold	Dijllah Gold Refinery FZC	United Arab Emirates

Gold	CGR Metalloys Pvt Ltd.	India

Gold	Sovereign Metals	India

Gold	C.I Metales Procesados Industriales SAS	Colombia

Gold	Eco-System Recycling Co., Ltd. North Plant	Japan

Gold	Eco-System Recycling Co., Ltd. West Plant	Japan

Gold	Augmont Enterprises Private Limited	India

Gold	Kundan Care Products Ltd.	India

Gold	Emerald Jewel Industry India Limited (Unit 1)	India

Gold	Emerald Jewel Industry India Limited (Unit 2)	India

Gold	Emerald Jewel Industry India Limited (Unit 3)	India

Gold	Emerald Jewel Industry India Limited (Unit 4)	India

Gold	K.A. Rasmussen	Norway

Gold	Alexy Metals	United States of America

Gold	Sancus ZFS (L’Orfebre, SA)	Colombia

Gold	Sellem Industries Ltd.	Mauritania

Gold	MD Overseas	India

Gold	Metallix Refining Inc.	United States of America

Gold	Metal Concentrators SA (Pty) Ltd.	South Africa

Gold	WEEEREFINING	France

Gold	Gold by Gold Colombia	Colombia

Gold	Dongwu Gold Group	China

Tantalum	F&X Electro-Materials Ltd.	China

Tantalum	XIMEI RESOURCES (GUANGDONG) LIMITED	China

Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	China

Tantalum	Jiujiang Tanbre Co., Ltd.	China

Tantalum	AMG Brasil	Brazil

Tantalum	Metallurgical Products India Pvt., Ltd.	India

Tantalum	Mineracao Taboca S.A.	Brazil

Tantalum	Mitsui Mining and Smelting Co., Ltd.	Japan

Tantalum	NPM Silmet AS	Estonia

Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	China

Tantalum	QuantumClean	United States of America

Tantalum	Yanling Jincheng Tantalum & Niobium Co., Ltd.	China

Tantalum	Solikamsk Magnesium Works OAO	Russian Federation

Tantalum	Taki Chemical Co., Ltd.	Japan

Tantalum	Telex Metals	United States of America

Tantalum	Ulba Metallurgical Plant JSC	Kazakhstan

Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	China

Tantalum	D Block Metals, LLC	United States of America

Tantalum	FIR Metals & Resource Ltd.	China

Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	China

Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	China

Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	China

Tantalum	KEMET de Mexico	Mexico

Tantalum	TANIOBIS Co., Ltd.	Thailand

Tantalum	TANIOBIS GmbH	Germany

Tantalum	Materion Newton Inc.	United States of America

Tantalum	TANIOBIS Japan Co., Ltd.	Japan

Tantalum	TANIOBIS Smelting GmbH & Co. KG	Germany

Tantalum	Global Advanced Metals Boyertown	United States of America

Tantalum	Global Advanced Metals Aizu	Japan

Tantalum	Resind Industria e Comercio Ltda.	Brazil

Tantalum	Jiangxi Tuohong New Raw Material	China

Tantalum	RFH Yancheng Jinye New Material Technology Co., Ltd.	China

Tantalum	5D Production OU	Estonia

Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	China

Tin	Alpha	United States of America

Tin	PT Aries Kencana Sejahtera	Indonesia

Tin	PT Premium Tin Indonesia	Indonesia

Tin	Dowa	Japan

Tin	EM Vinto	Bolivia (Plurinational State of)

Tin	Estanho de Rondonia S.A.	Brazil

Tin	Fenix Metals	Poland

Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	China

Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	China

Tin	Gejiu Kai Meng Industry and Trade LLC	China

Tin	China Tin Group Co., Ltd.	China

Tin	Malaysia Smelting Corporation (MSC)	Malaysia

Tin	Metallic Resources, Inc.	United States of America

Tin	Mineracao Taboca S.A.	Brazil

Tin	Minsur	Peru

Tin	Mitsubishi Materials Corporation	Japan

Tin	Jiangxi New Nanshan Technology Ltd.	China

Tin	Novosibirsk Tin Combine	Russian Federation

Tin	O.M. Manufacturing (Thailand) Co., Ltd.	Thailand

Tin	Operaciones Metalurgicas S.A.	Bolivia (Plurinational State of)

Tin	PT Artha Cipta Langgeng	Indonesia

Tin	PT Babel Inti Perkasa	Indonesia

Tin	PT Babel Surya Alam Lestari	Indonesia

Tin	PT Bangka Tin Industry	Indonesia

Tin	PT Belitung Industri Sejahtera	Indonesia

Tin	PT Bukit Timah	Indonesia

Tin	PT Mitra Stania Prima	Indonesia

Tin	PT Panca Mega Persada	Indonesia

Tin	PT Prima Timah Utama	Indonesia

Tin	PT Refined Bangka Tin	Indonesia

Tin	PT Sariwiguna Binasentosa	Indonesia

Tin	PT Stanindo Inti Perkasa	Indonesia

Tin	PT Timah Tbk Kundur	Indonesia

Tin	PT Timah Tbk Mentok	Indonesia

Tin	PT Timah Nusantara	Indonesia

Tin	PT Tinindo Inter Nusa	Indonesia

Tin	PT Tommy Utama	Indonesia

Tin	Rui Da Hung	Taiwan, Province Of China

Tin	Thaisarco	Thailand

Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	China

Tin	VQB Mineral and Trading Group JSC	Viet Nam

Tin	White Solder Metalurgia e Mineracao Ltda.	Brazil

Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	China

Tin	Tin Smelting Branch of Yunnan Tin Co., Ltd.	China

Tin	CV Venus Inti Perkasa	Indonesia

Tin	Magnu’s Minerais Metais e Ligas Ltda.	Brazil

Tin	PT Tirus Putra Mandiri	Indonesia

Tin	Melt Metais e Ligas S.A.	Brazil

Tin	PT ATD Makmur Mandiri Jaya	Indonesia

Tin	O.M. Manufacturing Philippines, Inc.	Philippines

Tin	CV Ayi Jaya	Indonesia

Tin	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company	Viet Nam

Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company	Viet Nam

Tin	Tuyen Quang Non-Ferrous Metals Joint Stock Company	Viet Nam

Tin	PT Cipta Persada Mulia	Indonesia

Tin	An Vinh Joint Stock Mineral Processing Company	Viet Nam

Tin	Resind Industria e Comercio Ltda.	Brazil

Tin	Super Ligas	Brazil

Tin	Aurubis Beerse	Belgium

Tin	Aurubis Berango	Spain

Tin	PT Bangka Prima Tin	Indonesia

Tin	PT Sukses Inti Makmur	Indonesia

Tin	PT Menara Cipta Mulia	Indonesia

Tin	Modeltech Sdn Bhd	Malaysia

Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	China

Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	China

Tin	PT Bangka Serumpun	Indonesia

Tin	Pongpipat Company Limited	Myanmar

Tin	Tin Technology & Refining	United States of America

Tin	Dongguan CiEXPO Environmental Engineering Co., Ltd.	China

Tin	PT Rajawali Rimba Perkasa	Indonesia

Tin	Luna Smelter, Ltd.	Rwanda

Tin	Yunnan Yunfan Non-ferrous Metals Co., Ltd.	China

Tin	Precious Minerals and Smelting Limited	India

Tin	Gejiu City Fuxiang Industry and Trade Co., Ltd.	China

Tin	PT Mitra Sukses Globalindo	Indonesia

Tin	CRM Fundicao De Metais E Comercio De Equipamentos Eletronicos Do Brasil Ltda	Brazil

Tin	CRM Synergies	Spain

Tin	Fabrica Auricchio Industria e Comercio Ltda.	Brazil

Tin	DS Myanmar	Myanmar

Tin	PT Putera Sarana Shakti (PT PSS)	Indonesia

Tin	PT Rajehan Ariq	Indonesia

Tungsten	A.L.M.T. Corp.	Japan

Tungsten	Kennametal Huntsville	United States of America

Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	China

Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	China

Tungsten	CNMC (Guangxi) PGMA Co., Ltd.	China

Tungsten	Global Tungsten & Powders LLC	United States of America

Tungsten	Hunan Chenzhou Mining Co., Ltd.	China

Tungsten	Hunan Jintai New Material Co., Ltd.	China

Tungsten	Japan New Metals Co., Ltd.	Japan

Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	China

Tungsten	Kennametal Fallon	United States of America

Tungsten	Wolfram Bergbau und Hutten AG	Austria

Tungsten	Xiamen Tungsten Co., Ltd.	China

Tungsten	Jiangxi Minmetals Gao’an Non-ferrous Metals Co., Ltd.	China

Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	China

Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	China

Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	China

Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	China

Tungsten	Malipo Haiyu Tungsten Co., Ltd.	China

Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	China

Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	China

Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	China

Tungsten	Asia Tungsten Products Vietnam Ltd.	Viet Nam

Tungsten	Hunan Shizhuyuan Nonferrous Metals Co., Ltd. Chenzhou Tungsten Products Branch	China

Tungsten	H.C. Starck Tungsten GmbH	Germany

Tungsten	TANIOBIS Smelting GmbH & Co. KG	Germany

Tungsten	Masan High-Tech Materials	Viet Nam

Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	China

Tungsten	Niagara Refining LLC	United States of America

Tungsten	China Molybdenum Tungsten Co., Ltd.	China

Tungsten	Ganzhou Haichuang Tungsten Co., Ltd.	China

Tungsten	Hydrometallurg, JSC	Russian Federation

Tungsten	Unecha Refractory metals plant	Russian Federation

Tungsten	Philippine Chuangxin Industrial Co., Inc.	Philippines

Tungsten	ACL Metais Eireli	Brazil

Tungsten	Moliren Ltd.	Russian Federation

Tungsten	Lianyou Metals Co., Ltd.	Taiwan, Province Of China

Tungsten	JSC “Kirovgrad Hard Alloys Plant”	Russian Federation

Tungsten	NPP Tyazhmetprom LLC	Russian Federation

Tungsten	Hubei Green Tungsten Co., Ltd.	China

Tungsten	Albasteel Industria e Comercio de Ligas Para Fundicao Ltd.	Brazil

Tungsten	Cronimet Brasil Ltda	Brazil

Tungsten	Artek LLC	Russian Federation

Tungsten	Fujian Xinlu Tungsten Co., Ltd.	China

Tungsten	OOO “Technolom” 2	Russian Federation

Tungsten	OOO “Technolom” 1	Russian Federation

Tungsten	LLC Vostok	Russian Federation

Tungsten	YUDU ANSHENG TUNGSTEN CO., LTD.	China

Tungsten	HANNAE FOR T Co., Ltd.	Republic of Korea

Tungsten	Tungsten Vietnam Joint Stock Company	Viet Nam

Tungsten	DONGKUK INDUSTRIES CO., LTD.	Republic of Korea

Appendix B

Afghanistan

Ãland Islands

Albania

American Samoa

Andorra

Angola

Argentina

Armenia

Aruba

Australia

Austria

Azerbaijan

Bahamas

Barbados

Belarus

Belgium

Benin

Bermuda

Bolivia (Plurinational State of)

Brazil

Bulgaria

Burkina Faso

Burundi

Cambodia

Canada

Central African Republic

Chile

China

Colombia

Congo

Czechia

Democratic Republic of Congo

Djibouti

Dominica

Dominican Republic

Ecuador

Egypt

Eritrea

Estonia

Ethiopia

Finland

France

Georgia

Germany

Ghana

Guam

Guatemala

Guinea

Guyana

Honduras

Hong Kong

Hungary

India

Indonesia

Ireland

Israel

Italy

Japan

Jersey

Kazakhstan

Kenya

Korea

Kyrgyzstan

Liberia

Liechtenstein

Lithuania

Luxembourg

Madagascar

Malaysia

Mali

Mauritania

Mexico

Mongolia

Morocco

Mozambique

Myanmar

Namibia

Netherlands

New Zealand

Nicaragua

Niger

Nigeria

Norway

Panama

Papua New Guinea

Peru

Philippines

Poland

Portugal

Russian Federation

Rwanda

Samoa

Saudi Arabia

Senegal

Sierra Leone

Singapore

Slovakia

Slovenia

South Africa

South Sudan

Spain

Sudan

Suriname

Sweden

Switzerland

Taiwan

Tajikistan

Tanzania

Thailand

Turkey

Uganda

United Arab Emirates

United Kingdom

United States

Uzbekistan

Viet Nam

Zambia

Zimbabwe